Exhibit 99.1

Report to Stockholders: For the Period Ended July 3, 2005

Dear Stockholders:

Your Company reported net income for the second quarter of 2005 of $11.5 million or $1.27 per share compared to net income of $10.6 million or $1.17 per share for the second quarter of 2004. Results in the second quarter of 2005 and the second quarter of 2004 included several one-time items. Net income in the second quarter of 2005 reflected the favorable impact of $3.7 million after-tax related to proceeds received from the settlement of a class action lawsuit, offset partially by financing transaction costs of $.7 million after-tax associated with a debt exchange which was completed in June. In the second quarter of 2004, the Company’s results reflected a one-time unfavorable non-cash impact of approximately $1.0 million after-tax due to a change in the manner in which The Coca-Cola Company delivers marketing funding support.

The Company’s net sales grew by approximately $24 million or 7% in the second quarter of 2005 compared to the second quarter of 2004 reflecting an increase in bottle/can volume of approximately 1.5%, an increase in average revenue per case of approximately 2% and an increase in contract sales to other bottlers of approximately $14 million. The growth in contract sales in the second quarter related primarily to the sale of Full Throttle, a new energy product of The Coca-Cola Company, to most of the Coca-Cola bottlers in the eastern portion of the United States.

Gross margin in the second quarter and first half of 2005 was negatively impacted by the extraordinary increase in packaging costs of approximately 10%. Given past performance and future expectations, we decided not to pass all of our cost increases to our customers. We believe this was a sound decision and was an appropriate action for the long-term health of our business despite the short-term impact on gross margin. In a normalized cost environment, the combination of a 1.8% increase in bottle/can volume, a 2% increase in average revenue per case and an increase in operating expenses of approximately 3% would have produced strong overall financial results in the first half of 2005. We anticipate that packaging costs will increase at a slower rate in the second half of 2005 compared to the rate of increase in the first half of 2005.

The Company introduced several new products in the second quarter of 2005. These new products, which include Coca-Cola Zero, Diet Coke with Splenda, Dasani flavors and Vault, should provide positive sales volume impact in the diet, water and citrus product categories. Vault was introduced in only a portion of the Company’s territories. In addition to these new products, the Company began distributing energy products in late 2004. While the Company’s energy products represented only 0.5% of total bottle/can volume during the second quarter of 2005, these products generated almost 1% of the Company’s bottle/can gross margin and continue to grow at an accelerated rate. Product innovation has been critical to overall sales volume growth and we are excited about the future of these new products.

The Company continues to focus on minimizing the growth in operating expenses to help offset some of the impact of increases in packaging costs and fuel costs.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited July 3, 2005	Jan. 2, 2005	Unaudited June 27, 2004
Assets
Current Assets:
Cash	$10,155	$8,885	$9,009
Trade accounts receivable, net	100,640	82,036	92,487
Accounts receivable, other	12,216	16,686	12,560
Inventories	55,324	48,886	54,360
Cash surrender value of life insurance, net			20,170
Other current assets	12,806	7,935	9,686

Total current assets	191,141	164,428	198,272

Property, plant and equipment, net	398,368	418,853	426,385
Leased property under capital leases, net	75,051	76,857	78,731
Other assets	40,239	25,270	26,815
Franchise rights, net	520,672	520,672	520,672
Goodwill, net	102,049	102,049	102,049
Other identifiable intangible assets, net	5,369	5,934	7,461

Total	$1,332,889	$1,314,063	$1,360,385

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	$39	$8,000	$39
Current portion of obligations under capital leases	1,794	1,826	1,845
Accounts payable and accrued expenses	146,496	128,671	147,160

Total current liabilities	148,329	138,497	149,044

Deferred income taxes	168,433	165,578	165,212
Other liabilities	120,966	127,621	122,146
Obligations under capital leases	78,336	79,202	80,100
Long-term debt	702,900	700,039	744,439

Total liabilities	1,218,964	1,210,937	1,260,941

Minority interest	40,648	38,687	36,969
Stockholders’ equity	73,277	64,439	62,475

Total	$1,332,889	$1,314,063	$1,360,385

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2005	2004	2005	2004
Net sales	$357,780	$333,711	$664,037	$616,438
Cost of sales, excluding depreciation expense shown below	191,228	173,026	357,543	315,236

Gross margin	166,552	160,685	306,494	301,202

Selling, delivery and administrative expenses, excluding depreciation expense shown below	115,242	111,924	224,353	218,494
Depreciation expense	16,970	17,661	34,166	35,313
Amortization of intangibles	157	795	566	1,590

Income from operations	34,183	30,305	47,409	45,805
Interest expense	12,893	10,676	24,391	20,984
Minority interest	1,441	1,651	1,961	2,098

Income before income taxes	19,849	17,978	21,057	22,723
Income taxes	8,330	7,355	8,819	9,305

Net income	$11,519	$10,623	$12,238	$13,418

Basic net income per share	$1.27	$1.17	$1.35	$1.48
Diluted net income per share	$1.27	$1.17	$1.35	$1.48

Weighted average number of common shares outstanding	9,083	9,063	9,083	9,063
Weighted average number of common shares outstanding — assuming dilution	9,083	9,063	9,083	9,063

Cash dividends per share
Common Stock	$.25	$.25	$.50	$.50
Class B Common Stock	$.25	$.25	$.50	$.50

STOCKHOLDER INFORMATION

Corporate Address

The corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. The mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Company Website

www.cokeconsolidated.com

Common Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on the Nasdaq National Market System under the ticker symbol - COKE.

Stockholder Inquiries

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with Wachovia Bank, N.A., Attention: Corporate Trust Client Services NC-1153, 1525 West W.T. Harris Blvd. 3C3, Charlotte, NC 28288-1153. Communication may also be made by calling Toll Free (800) 829-8432, Local (704) 590-7375 or Fax (704) 590-7598.

Stockholder Reports

Additional copies of the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q to the Securities and Exchange Commission (“SEC”) are available without charge upon written request to Steven D. Westphal, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231. These filings are also available on the Company’s website and the SEC’s website at www.sec.gov.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Report to Stockholders, as well as information included in, or incorporated by reference from, future filings by the Company with the Securities and Exchange Commission and information contained in written material, press releases and oral statements issued by or on behalf of the Company, contains, or may contain, forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about: our expectations regarding packaging costs increasing at a slower rate in the second half of 2005 compared to the first half of 2005; our business benefiting in the long-term from accepting narrower gross margins this year; the effects of new product introductions on sales volume; and our focus on minimizing growth in operating expenses.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected net pricing resulting from increased marketplace competition; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; changes in how significant customers market or promote our products; reduced advertising and marketing spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our purchase requirements; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums and fuel costs; lower than anticipated return on pension plan assets; higher than anticipated health care costs; unfavorable interest rate fluctuations; higher than anticipated cash payments for income taxes; unfavorable weather conditions; significant changes in consumer preferences related to nonalcoholic beverages; an inability to increase selling prices, increase bottle/can volume or reduce expenses to offset higher raw material costs; reduced brand and packaging innovation; significant changes in credit ratings impacting the Company’s ability to borrow; adverse or unanticipated outcomes from the disposition of certain claims and legal proceedings occurring in the ordinary course of business; assessments of additional taxes resulting from audits of our tax filings for various periods; terrorist attacks, war or other civil disturbances or national emergencies; and changes in financial markets. The forward-looking statements in this Report to Stockholders should be read in conjunction with the detailed cautionary statements found on pages 34, 35 and 36 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements.